AMENDED AND RESTATED
HARRIS & HARRIS GROUP, INC
EXECUTIVE MANDATORY RETIREMENT BENEFIT PLAN

SECTION I

PURPOSE

1.1    Purpose. The purpose of this Amended and Restated Harris & Harris Group, Inc. Executive Mandatory Retirement Benefit Plan (the “Plan”) is to provide those employees of Harris & Harris Group, Inc. who are required to retire pursuant to the Harris & Harris Group, Inc. Executive Mandatory Retirement Program with a nonforfeitable retirement benefit which will satisfy the requirements for exempting those employees from any prohibitions against mandatory retirement which might otherwise apply under any age discrimination laws applicable to such terminations of employment. This Plan was originally effective March 20, 2003 and is hereby amended and restated effective January 1, 2005 for compliance with Code Section 409A.

SECTION II

DEFINITIONS

2.1    Definitions. The following definitions shall apply for purposes of the Plan, unless a different meaning is plainly indicated by the context:

(a)    Age Discrimination Acts shall mean, collectively, the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, § 8-107 and any other applicable law pertaining to age discrimination, as well as any regulations promulgated under any such law.

(b)    Board shall mean the Board of Directors of the Company, as constituted from time to time.

(c)    Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)    Committee shall mean a committee to administer the Program which shall be comprised of all members of the Company’s Board of Directors serving from time to time who would be treated as “non-interested directors” for purposes of determining eligibility for service on the Board’s Audit Committee.

(e)    Company shall mean Harris & Harris Group, Inc., and any successor to all or a major portion of its assets or business, which successor assumes the obligations of the Company under this Plan by operation of law or otherwise.

(f)    Effective Mandatory Retirement Date shall be the date on which an employee’s employment is actually terminated in a mandatory retirement pursuant to the Program (whether such date is the Initial Mandatory Retirement Date or a later date).

(g)    ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(h)    Initial Mandatory Retirement Date, for an employee of the Company who has been designated as subject to the Program, shall be December 31 of the year in which the employee attains the age of 65 years (or December 31 of such later year as the two-year “bona fide executive or high policymaking position” employment requirement of the Program is first met by the employee); provided, however, that the employee’s mandatory retirement can be postponed in accordance with the Program.

(i)    Mandatory Retirement Benefit Amount shall mean the lump sum equivalent of a nonforfeitable retirement benefit (within the meaning of, and calculated in accordance with, the Age Discrimination Acts) which will satisfy the requirements for exempting the Participant from any prohibitions against compulsory retirement under the Age Discrimination Acts immediately prior to the Participant’s Effective Mandatory Retirement Date. As of the original effective date of this Plan, the Mandatory Retirement Benefit Amount is the lump sum equivalent of an immediate nonforfeitable straight life annuity (with no ancillary benefits) of $44,000.

(j)    Offsetting Benefit Amount shall mean the aggregate lump sum equivalent of those benefits to which a Participant is entitled outside of the Plan which are treated as immediate nonforfeitable retirement benefits pursuant to the Age Discrimination Acts. The Offsetting Benefit Amount shall be calculated by adjusting the relevant benefits to lump sum equivalents in accordance with the Age Discrimination Acts.

(k)    Participant shall mean any employee of the Company who is being required to retire pursuant to the Harris & Harris Group, Inc. Executive Mandatory Retirement Program and participation shall begin immediately prior to the employee’s Effective Mandatory Retirement Date.

(l)    Plan shall mean this Harris & Harris Group, Inc. Executive Mandatory Retirement Benefit Plan, as set forth in this plan instrument, as it may be amended from time to time.

(m)    Plan Benefit shall mean the benefit payable to a Participant hereunder and calculated pursuant to Section 3.1 hereof.

(n)    Program shall mean the Harris & Harris Group, Inc. Executive Retirement Program, as it may be amended from time to time, attached hereto as Exhibit A.

SECTION III

BENEFITS

3.1    Plan Benefit. Each Participant shall be entitled under this Plan to receive a Plan Benefit actuarially equivalent to the result obtained by reducing the Mandatory Retirement Benefit Amount by the Participant’s Offsetting Benefit Amount (if any), but only if such result is a positive amount.

3.2    Payment of Plan Benefit.

(a)    The Plan Benefit shall be payable to the Participant in the form of a lump sum six months and one day after the Participant’s separation from service, provided that if the Participant is not a key employee as defined in Code Section 416 and as applicable under Code Section 409A, such benefit shall be paid 60 days after the participant's separation from service. Calculation of the lump sum benefit shall be made in accordance with the Age Discrimination Acts. A Participant's separation from service for this purpose occurs on the last day on which the Employee performs services for the Company (or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Code) substantially on his regular, full-time schedule, if on that date both the Company and the Employee reasonably anticipate that (i) no further services will be performed thereafter, or (ii) the level of bona fide services performed after that date (as an employee or independent contractor, but not including service as a member of the Board of Directors of the Company) will permanently decrease to no more than 20% of the average level of bona fide services performed over the previous 36 months, or on such later date on which the parties first reasonably anticipate service has reduced in such manner.

(b)    Section 3.2(a) shall not apply to payment of Plan Benefits to a Participant whose Effective Mandatory Retirement Date was on or before December 31, 2004. The terms of the Plan prior to this Amendment shall control the timing of payment, except that neither the Company nor the Participant may adjust or change the timing of payment.

3.2    Vesting. Each Participant shall become completely vested in his or her Plan Benefit immediately prior to his or her Effective Mandatory Retirement Date and the Plan Benefit shall be nonforfeitable.

SECTION IV

ADMINISTRATION

4.1    Administration. The Plan shall be administered by the Committee.

4.2    Duties. The Committee shall perform the duties required, and shall have the powers necessary, to administer the Plan and carry out the provisions thereof.

4.3    Powers. The powers of the Committee shall be as follows:

(a)    To determine any question arising in connection with the Plan, including factual matters, and its decision or action in respect thereof shall be final, conclusive and binding upon the Company and the Participants and any other individual interested herein;

(b)    To engage the services of counsel or attorney (who may be counsel or attorney for the Company) and an actuary, if it deems necessary, and such other agents or assistants as it deems advisable for the proper administration of the Plan; and

(c)    To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan.

4.4    Claims Procedure. Subject to the provisions of this Plan, the Committee shall make all determinations as to the right of any individual to a benefit. Any denial by the Committee of the claim for benefits under the Plan by a Participant or any other individual interested herein shall be stated in writing by the Committee and delivered or mailed to the Participant or such individual. Such notice shall set forth the specific reasons for the denial, written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel. In addition, the Committee shall afford to any Participant whose claim for benefits has been denied a reasonable opportunity for a review of the decision denying the claim.

SECTION V

NONALIENATION OF BENEFITS

Neither the Participant nor any other individual shall have any right to assign or otherwise to alienate the right to receive payments under the Plan, in whole or in part.

SECTION VI

AMENDMENT AND TERMINATION

The Company reserves the right at any time by action of the Board to terminate the Plan or to amend its provisions in any way. Notwithstanding the foregoing, no termination or amendment of the Plan may reduce the benefits payable under the Plan to the Participant if the Participant’s termination of employment with the Company has occurred prior to such termination of the Plan or amendment of its provisions.

SECTION VII

MISCELLANEOUS

7.1    No Right to Employment. This Plan shall not be construed as providing any Participant with the right to be retained in the Company’s employ or to receive any benefit not specifically provided hereunder.

7.2    No Effect on Other Compensation and Benefits. Nothing contained herein shall exclude or in any manner modify or otherwise affect any existing or future rights of any Participant to participate in and receive the benefits of any compensation, bonus, pension, life insurance, medical and hospitalization insurance or other employee benefit plan or program to which he or she otherwise might be or become entitled as an officer or employee of the Company.

7.3    Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflicts of law principles.

7.4    Status. This Plan is not intended to satisfy the requirements for qualification under Section 401(a) of the Code. It is intended to be a nonqualified plan that is not subject to ERISA. The Plan shall be construed and administered so as to effectuate this intent.

7.5    Plan Expenses; Plan Unfunded. All expenses of establishing and administering the Plan shall be paid by the Company. No individual interested herein shall have any interest in any specific assets of the Company by reason of the individual’s interest under the Plan, and such individuals shall have only the status of unsecured creditors of the Company with respect to any benefits that become payable under this Plan. The Company is not required to purchase any annuity from any third party to provide a Plan Benefit.

7.6    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.7    Withholding Requirements. Payment of benefits under this Plan shall be subject to applicable withholding requirements.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of January 1, 2005, but actually on the date set forth below

HARRIS & HARRIS GROUP, INC.

/s/ Douglas W. Jamison
Douglas W. Jamison, President

Date: August 2, 2007

HARRIS & HARRIS GROUP, INC.
EXECUTIVE MANDATORY RETIREMENT PROGRAM

1.    Employees Covered. Individuals who are employed by Harris & Harris Group, Inc. (the “Company”) in a bona fide executive or high policymaking position (as determined in accordance with the “Age Discrimination Acts”) and who are designated in the sole discretion of the “Committee” as subject to this Program are subject to automatic “mandatory retirement” upon and after December 31 of the year in which a designated individual attains the age of 65 years (or December 31 of such later year as the two-year employment position requirement set forth in the next sentence is first met). The designated individual must have been employed in such a bona fide executive or high policymaking position for at least the two-year period immediately preceding the effective mandatory retirement date. Notwithstanding the foregoing, the Committee may determine, in its sole discretion and on an annual basis beginning in the year in which the designated individual attains the age of 65 years and prior to December 31 of that year (or prior to December 31 of such later year as the two-year employment position requirement is first met), to postpone the then-governing mandatory retirement date for that individual for one additional year for the benefit of the Company.

2.    Definitions. The following definitions shall apply for purposes of the Program, unless a different meaning is plainly indicated by the context:

A.    “Age Discrimination Acts” shall mean, collectively, the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, § 8-107 and any other applicable law pertaining to age discrimination, as well as any regulations promulgated under any such law.

B.    “Committee” shall mean a committee to administer the Program which shall be comprised of all members of the Company’s Board of Directors serving from time to time who would be treated as “non-interested directors” for purposes of determining eligibility for service on the Board’s Audit Committee.

C.    “Company” shall mean Harris & Harris Group, Inc., a New York corporation, and any successor thereto.

D.    “Mandatory retirement” shall have the meaning given “compulsory retirement” by and under the Age Discrimination Acts.

E.    “Program” shall mean this Executive Mandatory Retirement Program, as it may be amended from time to time.